Exhibit 19.1

HINES GLOBAL INCOME TRUST, INC.

INSIDER TRADING POLICY

ADOPTED BY THE BOARD OF DIRECTORS
March 24, 2025

Introduction

In order to promote compliance with federal, state and foreign securities laws and take an active role in the prevention of insider trading violations by Insiders (as defined below) of Hines Global Income Trust, Inc. (the “Company”), the Company has adopted this Insider Trading Policy (this “Policy”).

Scope of this Policy

No director, officer or employee of Company, its advisor, HGIT Advisors LP (the “Advisor”), and its dealer manager, Hines Private Wealth Solutions LLC (the “Dealer Manager”), or any of their affiliates acting for or on behalf of the Company, or any of their immediate family members living in their household (including any spouse, registered domestic partner, child, stepchild, grandchild, parent, stepparent, grandparent, sibling, or person with whom such person has an adoptive or “in-law” relationship) or any trusts, corporations or other entities controlled by a person covered by this Policy (each, an “Insider” and, collectively, the “Insiders”) may engage in transactions in any securities while in possession of material nonpublic information regarding the issuer of such securities where such information was improperly obtained, where it was obtained under circumstances contemplating that it would not be used for personal gain and in certain other circumstances (so-called “insider trading”), nor may any Insider communicate such material nonpublic information to any person who could use such information to purchase or sell securities (so-called “tipping”).

In addition, this Policy prohibits Insiders from, without the prior approval of the Dealer Manager’s Chief Compliance Officer (the “CCO”) or another designated member of the Compliance Department (the “Compliance Department”):

•buying or selling puts or calls or other derivative securities (other than derivative securities issued by the Company, such as convertible notes) based on the Company’s securities;
•engaging in the short sale of the Company’s securities;
•holding the Company’s securities in a margin account or pledging the Company’s securities as collateral for a loan; or
•entering into hedging or monetization transactions or similar arrangements with respect to the Company’s securities.

Before purchasing, selling, redeeming, gifting, including charitable donations, or otherwise transacting in, either personally or on behalf of others, any of the Company’s outstanding securities, each Insider must obtain clearance from the CCO or the Compliance Department. Insiders who are employees or officers of the Company, the Advisor, the Dealer Manager or their affiliates are also subject to additional requirements regarding personal securities trading and holdings set forth in applicable codes of ethics.

Definition of “Securities”

The term “securities” includes a wide range of financial instruments including, but not limited to, common and preferred stock, bonds, notes, warrants, options, futures, forwards, swaps, commercial paper, mutual funds, exchange traded funds, government- issued securities, as well as partnership interests.

Definition of Material Information

Information is “material” where there is a substantial likelihood that a reasonable investor would consider the information important in deciding whether to buy or sell the securities in question or where the information, if disclosed, could be viewed by a reasonable investor as having significantly altered the “total mix” of information available. Where the nonpublic information relates to a possible or contingent event, materiality depends upon a balancing of both the probability that the event will occur and the anticipated magnitude of the event in light of the totality of the activities of the issuer involved. No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, you should direct any questions about whether information is material, as well as any questions regarding specific transactions, to the CCO or the Compliance Department.

Common, but by no means exclusive, examples of what may be “material” include the following:
•Dividend or earnings announcements;
•Asset write-downs or write-offs or other significant change in financial condition;
•Additions to reserves for bad debts or contingent liabilities;
•Expansion or contraction of company or major division operations;
•Merger or joint venture announcements;
•Acquisition or divesture of significant assets, including but not limited to portfolios of real estate;
•New product/service announcements;
•Significant increase or decrease in real estate needs (could be linked to a significant business expansion or contraction);
•Acquisition or development of specialized real estate linked to an important new business strategy;
•Discovery, innovation, or research developments;
•Criminal, civil and government investigations and indictments;
•Pending labor disputes;
•Debt service or liquidity problems (may be signaled by late or missed rent payments);
•Bankruptcy or insolvency;
•Tender offers and stock repurchase plans;
•Recapitalization plans; and
•Major developments in litigation or events that could lead to litigation (e.g., a cyber breach or a data leak).

“Inside” information could be material because of its expected effect on the net asset value of the Company, securities of companies with whom the Company does business or in which the Company has made or considered making an investment. Moreover, the resulting prohibition against the misuse of inside information includes not only restrictions on trading in the Company’s outstanding securities, but restrictions on trading in the securities of such other companies affected by the inside information.

Definition of “Nonpublic” Information

Information is “nonpublic” until it has been made available to investors through commonly recognized channels that are accessible to the marketplace as a whole. Further, enough time must pass for the market to receive and digest the information.. In this respect, one must be able to point to some fact to show that the information is generally public, such as inclusion in reports filed with the U.S. Securities and Exchange Commission or press releases issued by the issuer of the securities or reference to such information in wire services or publications of general circulation such as Reuters, Bloomberg, Dow Jones, The Wall Street Journal or The New York Times. It should not be assumed that information is public just because it is widely known within the Company, the Advisor or the Dealer Manager. The confirmation in private by an Insider of unconfirmed rumors, even if the information in question had previously been reported as rumors in a public forum, may be nonpublic information.

Penalties for Insider Trading

Severe liability and penalties exist for insider trading or tipping, both for individuals involved in such unlawful conduct and their employers. Liability for insider trading or tipping is contingent upon the existence of some fiduciary or other duty, a relationship of trust with respect to the source of the material nonpublic information or the misappropriation of such information. Any Insider who comes into possession of material nonpublic information should presume that such a duty or relationship exists until the COO or the Compliance Department advises the Insider to the contrary.

A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation (for example, where the person tipped another).

Penalties and liabilities include:

•Civil injunctions;
•Private civil damage actions;
•Jail sentences;
•Criminal sanctions;
•Disgorgement of profits (or the amount of losses avoided) plus statutory interest;

•Civil penalties for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually received a benefit (for example, where the person tipped another); and
•Civil penalties for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

In addition, any violation of this Policy can be expected to result in serious sanctions by the Company or the Advisor, including dismissal of the persons involved, whether or not failure to comply results in a violation of law.

Transactions Subject to this Policy

This Policy applies to all transactions, direct or indirect, in (i) the Company’s securities while an Insider is in possession of material nonpublic information about the Company, and (ii) the securities of certain companies with whom the Company does business or in which the Company has made or considered making an investment while an Insider is in possession of material nonpublic information about such company that the Insider obtained in the course of such Insider’s relationship with the Company.

This Policy continues to apply to transactions even after Insiders have terminated employment or other services to the Company. If Insiders are aware of material nonpublic information when their employment or service relationship terminates, they may not transact or trade in the Company’s securities until that information has become public or is no longer material.

Preclearance Before Trading in the Company’s Securities

The Company does not intend to list its outstanding securities on a securities exchange. Generally, the Company’s securities will only be available for purchase pursuant to accepted subscription orders as of the first day of each month, and such securities may only be sold pursuant to the Company’s share redemption program. Before purchasing, selling, redeeming or gifting either personally or on behalf of others, any of the Company’s outstanding securities, Insiders must obtain clearance from the CCO or the Compliance Department. Clearance of a transaction will generally be valid only for a period specified by the CCO or the Compliance department. If the transaction is not completed within the specified period, pre-clearance of the transaction must be re-requested. If clearance is denied, the fact of such denial must be kept confidential by the person requesting such clearance.

From time to time, material nonpublic information regarding the Company may be pending and not publicly disclosed. While such material nonpublic information is pending, the Company may impose special blackout periods. If the Company imposes a special blackout period, it will notify the persons affected. Thereafter, and until they receive notice that the special blackout period has ended, such individuals shall be prohibited from engaging in any transactions involving the Company’s securities and from disclosing the fact of such suspension of trading to others.

Pre-clearance should not be considered a “safe harbor,” and all Insiders should use good judgment at all times. If an Insider is in possession of material nonpublic information, even if cleared to transact, then the Insider should not trade the securities until the information has been made publicly available or is no longer material.

Obligations under this Policy

Insiders at all times should avoid even the appearance of impropriety with respect to trading in the Company’s securities or the securities of any of the companies with whom the Company does business or in which the Company has made or considered making an investment. You are responsible for ensuring that you do not violate federal, state and foreign securities laws or this Policy. When there is any question as to a potential application of this Policy, insider trading laws or any other restrictions on insider trading, or if you know of a suspected violation of this Policy or those laws or other restrictions, you should consult with the CCO or the Compliance Department.